DCTI ANNOUNCES LAWSUIT AGAINST EGIDE GROUP AND CONVERTS SERIES B PREFERRED STOCK

         Salt Lake City, Utah - January 18, 2002--Digital Courier Technologies, Inc. (OTC: DCTI) announced today that it has filed a lawsuit in the United States District Court for the Northern District of California in response to the false and misleading "Consent Statement" filed in December by a group of shareholders led by James Egide, the Company's onetime Chairman and CEO (the "Egide Group"). The complaint alleges the Consent Statement is false and misleading and violates the Securities Exchange Act of 1934 and Securities and Exchange Commission Rules. In addition, the complaint charges that the Consent Statement omits material information about DCTI. The Egide Group wrongly charges that current management, which has served only a brief time, with responsibility for DCTI's cash flow and other financial problems that have resulted from the Company's being required to write down the value of various acquisitions and incur charges for uncollectible chargebacks and credit card association fines. These write downs total more than $188 million and the Company has incurred over $7 million in uncollectible chargebacks and fines. Management believes these problems are the result of actions taken by Egide and other members of the Egide Group who were formerly responsible for managing DCTI. The Company seeks damages and an injunction prohibiting the Egide Group from soliciting shareholder consents and prohibiting the voting of any shares pursuant to the Consent Statement until the Egide Group files a truthful and non-misleading Consent Statement.

         "We believe the story told by the Egide Group in the Consent Statement is incomplete, and so dramatically distorts the facts to make it false," said John Hanlon, DCTI's President and Chief Financial Officer. We want all of DCTI's shareholders to have a complete and true understanding of the facts before they cast any vote," continued Hanlon, "and we intend to ask the Court to aid the shareholders by requiring the Egide Group to correct their filing." Hanlon further added, "DCTI hopes the shareholders will read the letter DCTI issued on January 3, 2002 before deciding whether to vote to allow the Egide Group to takeover DCTI."

         DCTI also announced today that on January 15, 2001, it converted all outstanding shares of Series B Preferred Stock, issued on December 31, 2001 to each current member of the Board of Directors, to a total of 4 shares of common stock. According to Hanlon, "We only authorized the issuance of the Series B Preferred Stock as a short-term mechanism to protect the shareholders against the Egide Group's false Consent Statement in the event the Egide Group was permitted, over the Holidays, to commence soliciting shareholders before DCTI had an opportunity to respond. We wanted to ensure that all shareholders had an opportunity to gain a more complete and true understanding of the facts before they were solicited to cast any vote." Since December 31, 2001, the Company has taken several actions to ensure a fair election process. The Company has filed a letter to shareholders with the SEC and has taken other steps to inform the shareholders of key facts, including the fact that Egide was Chairman of the Board and CEO when certain acquisitions were consummated for which the Company has had to report more than $188 million in write downs and that Egide was Chairman and CEO when various merchants were allowed to process with DCTI without proper authorization, which has cost DCTI over $7 million in uncollectible chargebacks and fines.

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         Hanlon  continued,  "Now that we have had an opportunity to communicate to shareholders at least part of the story they should hear before voting, and have had an opportunity to initiate legal action against the Egide Group, the Series B Preferred Stock is no longer needed to protect the shareholders and the Board Members have redeemed their shares."

         About DCTI
         DCTI is at the forefront of Internet payment technology. A recognized specialist in risk management and fraud control, DCTI provides secure, reliable, and fully integrated payment software and systems for Internet merchants, financial institutions, and merchant service providers. Payment features of the DCTI system include advanced validation, fraud screening, payment authorization, settlement, and real-time reporting. DCTI's notable client base and affiliations include U.S. and international banks and merchants and ongoing development partnerships with industry leaders such as Certegy, Global Payments, and TSAI. For more information, please visit www.dcti.com.

         Investor Contact for DCTI:
         John  Hanlon,  President  and  Chief  Financial  Officer,  DCTI,  (801)
266-5390.





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